Exhibit 99.1

FOR IMMEDIATE RELEASE

August 6, 2007

For more information: Mike Bauer, President & CEO, Nexxus Lighting, Inc.

Phone 704.405.0416

Email: mbauer@nexxuslighting.com

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NEXXUS LIGHTING ENTERS INTO AGREEMENT TO ACQUIRE ADVANCED LIGHTING SYSTEMS

Charlotte, North Carolina: Nexxus Lighting, Inc. (NASDAQ: NEXS), announced today that it has entered into an agreement pursuant to which Advanced Lighting Systems, Inc. (ALS) would be merged into a wholly-owned subsidiary of Nexxus Lighting. The consummation of the transaction is subject to certain closing contingencies, including the delivery by ALS of audited financial statements. Under the terms of the agreement, the sole shareholder of ALS would receive cash consideration of approximately $1.1 million, 260,000 shares of Nexxus Lighting’s Common Stock, and based upon certain future earn-out formulations, up to an aggregate of approximately 425,000 additional shares of Nexxus Lighting’s Common Stock. Paul Streitz, the president and sole shareholder of ALS, is expected to remain as president of the new, wholly-owned Nexxus Lighting subsidiary.

“We believe that Advanced Lighting Systems has significant opportunities for growth,” stated Mike Bauer, President/CEO of Nexxus Lighting. “The merger is expected not only to expand the breadth of our products offered in the solid-state LED and fiber optic markets, but also to expand our market coverage in the entertainment lighting arena where previously we had very little presence.”

“We believe that Nexxus Lighting has created an exciting business model and everyone at Advanced Lighting Systems is excited at the prospect of becoming a part of the Nexxus Lighting team,” stated Paul Streitz, President of Advanced Lighting Systems, Inc. “Advanced Lighting Systems is experiencing growth and we believe there are opportunities to increase the rate of that growth in the solid-state LED lighting market. We believe that Nexxus Lighting will provide ALS with a solid foundation and the resources to take advantage of those opportunities.”

Nexxus Lighting is a leader in advanced lighting technology including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool and retail lighting. ALS is focused on solid-state LED and fiber optic lighting technology in the entertainment, commercial, architectural and OEM lighting markets.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.